Exhibit 99.1

Index Oil and Gas Inc.: Announces Update on Operations and Acquisition Strategy

HOUSTON, July 24, 2008 (PRIME NEWSWIRE) -- Index Oil and Gas Inc. (OTCBB:IXOG) (``Index'' or the ``Company'') today announced an update on its operations and its acquisition strategy.

Operations Update

Supple Jack Creek Prospect

The HNH #1 well drilled to test the Edwards Limestone Formation achieved a measured TD of 16,062ft in the Supple Jack Creek Prospect in Lavaca County, Texas. The vertical hole was completed and tested from the Edwards Limestone Formation. The flow rates achieved were 0.6mmcfgpd (million cubic feet of gas per day) and 125 bwpd (barrels of water per day) through a 12/64" choke.

In addition the well intersected several zones of interest higher in the section, between 9000ft-11,000ft, which from log information appear productive and have opened the possibility of further locations at these levels on the existing leases. The Company plans to participate in future completions at this level and in the additional drilling locations identified.

Index has a 21.05% working interest in the well during drilling and completion and a 20% working interest in the project thereafter (approximately 14.02% net revenue interest). The contract Area of Mutual Interest (AMI) for the prospect extends over approximately 5,000 gross acres which are currently under lease. Index holds a 20% working interest in this acreage.

West Wharton Prospect

The Stewart #1 well reached a TD at 11,922ft on June 6. The targeted reservoir section was penetrated and contained gas-bearing intervals which were deemed to be sub-commercial. The well has tested a shallower sand interval that is gas-productive and further completion operations are scheduled. Index has a 10.9375% working interest in this well before prospect payout. After payout of the prospect, Index's working interest will reduce to 9.375%.

Acquisition Strategy

Index continues to seek opportunities to further its previously announced acquisition strategy and is in current discussions regarding the potential acquisition of producing and exploration assets that are consistent with the Company’s current properties and would provide additional opportunities to participate in new drilling activity.  As previously announced, Index seeks to pursue opportunities to acquire assets that will enhance the Company’s growth potential and add shareholder value.  Index evaluates opportunities on a case-by-case basis and generally focuses on assets in close proximity to established fields which provide the opportunity to add to the Company’s proved reserves and exploration portfolio.

About Index Oil and Gas Inc.

Index Oil and Gas Inc. (OTC BB:IXOG.OB - News) is a dynamic oil and gas exploration and production company, with activities primarily in Texas, Louisiana and Kansas, and offices in Houston. The Company's goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects. After successfully focusing on lower risk prospects to build reserves and near term cash flow in FY 2007 (ended March 31, 2007), Index embarked upon a drilling program in FY 2008 of a balanced, risk-managed portfolio of prospects designed to generate significantly higher reserves and production. The Company has a successful drilling record and intends to grow its existing asset base and revenues through further investment in the U.S.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This release may also contain other ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Because the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For a description of risks and other factors that may affect the Company's results of operations and financial performance, see the Company's reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2008 and the Company's quarterly reports on Forms 10-Q, copies of which may be obtained from the SEC's website at http://www.sec.gov.

To learn more about Index Oil and Gas (OTC BB:IXOG.OB - News), please visit the Company's web site at http://www.indexoil.com. To receive news about the company as it becomes available, please contact Adam Brooks at abrooks@cfsg1.com or 1-800-625-2236.

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